EXHIBIT 12


December 6,2002

Mr. Darrell McEver
President and Chairman
Nexle Corporation
3250 Hatch Rd.
Cedar Park, Texas 78613

Dear Mr. McEver

Effective December 6, 2002, we will cease as your accountants. We have reached this decision reluctantly and after substantial deliberation because of your continued failure to pay for our services on a timely basis and your failure to submit your annual and quarterly filings required by the Securities and Exchange Commission.

Subject to your making satisfactory arrqangements for the payment of your outstanding invoices, we will cooperate with your new accountants in addressing these and other matters. To facilitate that process, please send us a letter authorizing us to make disclosures to your new accountants. Without such a letter, we are ethically prohibited from comminicating with others regarding your company's affairs.

We look forward to helping you nake a smooth transition with your new accountants.

Very truly yours,

Helin, Donovan, Trubee & Wilkinson, LLP
/s/Thomas P. Donovan

Thomas P. Donovan
Managing Partner

cc:Chief Accountant
Securities and Exchange Commission